Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 15, 2015, in the Registration Statement (Form S-1 No. 333-193458) and related Prospectus of AmpliPhi Biosciences Corporation for the registration of 152,554,535 shares of its common stock.

/s/ Ernst & Young LLP

Richmond, Virginia

May 11, 2015